FOR IMMEDIATE RELEASE

CONTACT: Larry Bymaster, Chief Executive Officer-Pro Tem
         Laurence Shaw
         (619) 550-3900

________________________________________________________________________________

                XYTRONYX, INC. ANNOUNCES ELECTION OF NEW CHIEF
                  EXECUTIVE OFFICER, APPOINTMENT OF TWO NEW
                   DIRECTORS AND PRIVATE PLACEMENT CLOSING

    SAN DIEGO, CA, December 19, 1996 -- Xytronyx, Inc. (AMEX: XYX) today announced that it had hired Dr. H. Laurence Shaw to serve as the Company's new Chief Executive Officer and President, and that it closed on a net amount of $2,910,150 in an initial closing of its Private Placement. The proceeds received in the initial closing represent funds which will allow the Company to continue as a going concern into 1997. Additionally, Jerry A. Weisbach has agreed to join the Company's Board of Directors and Scientific Advisory Board, and David W. Golde, M.D. has agreed to join the Company as Chairman of the Scientific Advisory Board.

    The closing on the $2,910,150 (gross of $3,345,000) represents the first closing in a Private Placement of Units at a price per Unit of $100,000, each Unit consisting of 500 shares of Preferred Stock, par value $25.00 per share, stated value $200.00 per share, and 50,000 Common Stock Purchase Warrants, to accredited individuals and institutional investors pursuant to Regulation D under the Securities Act of 1933, as amended. The maximum proposed offering amount of 100 Units would represent aggregate proceeds of $10 million, subject to an additional overallotment option of 25 Units. Each share of Preferred Stock may be converted at the option of the holder at the lowest of 80% of the average closing bid price of the Company's Common Stock on AMEX for the thirty consecutive trading days immediately preceding the date of any closing in the Private Placement. In addition, the Conversion Price is subject to further adjustment on the date which is twelve months after the final closing date if the average closing bid price of the Common Stock for the thirty consecutive trading days immediately preceding that date is less than 130% of the Conversion Price as adjusted, subject to a limit on the number of shares that may be issued pursuant to such reset. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $1.00 per share and may be exercised until November 26, 2005. The Company expects the Private Placement to be completed in or about January, 1997 but in any event no later than March, 1997.

    "I am very excited to have the opportunity to help shape the future of a Company with several promising technologies" said Dr. Shaw. "With the consummation of the Private Placement financing and the involvement of Drs. Weisbach and Golde in the development of the Company's technology, I believe the Company will be in an excellent position to realize its great potential." Mr. Bymaster said "I look forward to working closely with Dr. Shaw and am pleased to continue to play a part in the ongoing positive development of the Company." Mr. Bymaster, the present CEO and President, will take on a new position with the primary responsibility of overseeing the Company's PTM and Kephra product lines.

    The Company intends to use the proceeds from the Private Placement for the payment of accrued liabilities, completion of preclinical development of its cancer therapies, working capital for general corporate purposes and for the repayment of certain indebtedness.

    Prior to joining the Company, Dr. Shaw served as Corporate Vice President Research Development of C.R. Bard. Prior to that, from 1993-1995, he served as Chief Executive Officer, President and Director of Atlantic Pharmaceuticals, Inc. and from 1984-1993, he was Vice President, Medical and Regulatory Affairs and Advanced Research at Abbott Laboratories. Dr. Shaw has also held positions at Revlon Health Care Ltd., Merck and Smithkline Corporation. Dr. Shaw is a graduate of the University College Hospital Medical School, London, UK and is a Fellow of the faculty of Pharmaceutical Medicine of the Royal College of Physicians, a Fellow of the American College of Clinical Pharmacology, and a member of many professional associations.

    Dr. Weisbach is a member of the Board of Directors of Hybridon, Inc., Cima Labs, Xenometrix, Inc., Synthon Corporation and Neose Technologies, Inc. and is a member of the Scientific Advisory Boards of Magainin Pharmaceuticals, Chemgenics, Inc. and AVAX Technologies, Inc. Dr. Weisbach is a former Vice President of Warner-Lambert Company and President of its Pharmaceutical Research Division where, from 1979 to 1987, he was responsible for all pharmaceutical research and development activities of Warner-Lambert. Prior to joining Warner-Lambert in 1979, Dr. Weisbach served at Smith Kline and French Laboratories from 1960 to 1979, where he was Vice President, Research from 1977 to 1979. From 1988 to 1994, he was Director of Technology Transfer and continues as Adjunct Professor at Rockefeller University. Dr. Weisbach received his Ph.D. in Chemistry from Harvard University.

    David W. Golde, M.D. is Physician-in-Chief, Memorial Hospital, Memorial Sloan-Kettering Cancer Center in New York and holder of the Enid A. Haupt Chair in Hematologic Oncology. Dr. Golde is also a Professor of Medicine at Cornell University Medical College, a Professor of Molecular Pharmacology and Therapeutics at Cornell University Graduate School of Medical Sciences, a Member of the Sloan-Kettering Institute, and an Attending Physician at Memorial Hospital. Dr. Golde has authored more than 400 scientific and medical publications. Dr. Golde received an M.D., C.M. from McGill University and a B.S. in Chemistry from Fairleigh Dickinson University.

    Additionally, the Board of Directors of the Company has authorized management to take steps to consummate the proposed merger with Binary Therapeutics, Inc. and to increase the amount of authorized shares of Common Stock to 100 million shares, each of which will be subject to prior shareholder approval.

    The securities offered or sold in the Private Placement have not have been registered under the Securities Act of 1933, as amended, or applicable state securities laws, at the time of the Private Placement and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or available exemptions from registration.

    The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that involve a number of risks and uncertainties, including the risk that the Company will be unable to complete the proposed Private Placement to receive sufficient funding to fully effect its current plans. Among other things, Dr. Shaw has the right to terminate his employment contract if the Company does not close on gross proceeds of $7.5 million in the Private Placement. Actual events or results may differ from Xytronyx's expectations. In addition to the matters described in this press release, risk factors listed from time to time in Xytronyx's SEC reports, including, but not limited to, its report on Form 10-Q for the quarter ended September 30, 1996 as well as its Annual Report on Form 10-K, may effect the results achieved by Xytronyx.

    Xytronyx, Inc. is engaged in the development and commercialization of medical products with a primary focus on cancer treatment.

                                       5